Exhibit 10.3

FREESCALE SEMICONDUCTOR HOLDINGS

2011 OMNIBUS INCENTIVE PLAN

FORM PERFORMANCE RESTRICTED SHARE UNIT AWARD AGREEMENT

(Senior Management)

THIS AGREEMENT (the “Agreement”), is made effective as of the date indicated in the grant summary in the Freescale equity recordkeeping system (the “Date of Grant”), by and among Freescale Semiconductor, Ltd., a Bermuda exempted limited liability company (the “Company”), the recipient’s employing subsidiary and the recipient of the grant (the “Executive”):

R E C I T A L S:

WHEREAS, the Company has adopted the Freescale Semiconductor Holdings 2011 Omnibus Incentive Plan (the “Plan”), which Plan is incorporated herein by reference and made a part of this Agreement. Capitalized terms used but not otherwise defined herein shall have meanings ascribed to such terms in the Plan; and

WHEREAS, the Administrator has determined that it would be in the best interests of the Company and its shareholders to grant the Restricted Share Units provided for herein to the Executive pursuant to the Plan and the terms set forth herein.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1. Grant of Restricted Share Units. The Company hereby grants to the Executive, on the terms and conditions hereinafter set forth, units evidencing a right to receive a target number of Common Shares (or a lesser or greater number of Common Shares, or no Common Shares whatsoever) as indicated in the grant summary in the Freescale equity recordkeeping system, based on the Company’s achievement of the performance goals set forth on Appendix A hereto (the “Performance Goals”), which Appendix A is incorporated herein by reference and made a part hereof, all in accordance with the terms and conditions of this Agreement (the “Restricted Share Units” or “Restricted Share Unit Award”). Shares corresponding to the Restricted Share Units, if any, are to be delivered to the Executive only after the Performance Goals have been achieved and certified as described in Section 3 and the Executive has become vested in the Restricted Share Units pursuant to Section 4 or Section 5 below.

2. Performance Period. For purposes of this Agreement, the term “Performance Period” shall refer to January 1, 20     through December 31, 20    , subject to Section 4(c) below.

3. Performance Goals.

(a) To the extent, if any, the applicable Performance Goals have been achieved for the Performance Period, and subject to compliance with the requirements of Section 4, the Executive will be entitled to receive from 0 to 1.5 (such number, the “Share Delivery Factor”) Common Shares for each of the Restricted Share Units under this Agreement.

(b) The Compensation and Leadership Committee of the Company’s Board (the “Committee”) shall, as soon as practicable following the last day of the Performance Period, and in any event prior to January 31, 20    , certify (i) the extent to which the Performance Goals have been achieved, if at all, and (ii) the number of whole Common Shares, if any, which the Executive shall be entitled to receive with respect to each Restricted Share Unit granted under this Agreement. In the event the Share Delivery Factor equals zero, the Restricted Share Units granted under this Agreement shall be cancelled. Such certification shall be final, conclusive and binding on the Executive, and on all other persons, to the maximum extent permitted by law.

4. Restrictions and Vesting.

(a) Restrictions and Transferability. The Restricted Share Unit Award may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Executive otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. No such permitted transfer of the Restricted Share Unit Award to heirs or legatees of the Executive shall be effective to bind the Company unless the Administrator shall have been furnished with written notice thereof and a copy of such evidence as the Administrator may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof.

(b) Vesting. Subject to the Executive’s continued employment with the Company, or except as otherwise provided herein, to the extent that the Performance Goals for the Performance Period have been achieved, the Restricted Share Units delivered under this Agreement, if any, shall vest on the date that the Committee certifies that the Performance Goals have been achieved in accordance with Section 3(b) above.

(c) Change in Control.

(i) Notwithstanding anything to the contrary contained in the Plan or in this Agreement, in the event of a Change in Control that occurs before December 31, 20    , the Performance Period shall end on the date of the Change in Control, or another date established at the discretion of the Committee, and the Share Delivery Factor shall be calculated based on the Performance Period as adjusted by this Section 4(c).

(ii) Notwithstanding any other provisions of the Plan or this Agreement to the contrary, in the event that the Executive’s employment with the Company is terminated by the Company without Cause or by the Executive for Good Reason, in either case within twelve months following a Change in Control, after the application of Section 4(c)(i) above, all unvested Restricted Share Units shall become immediately vested. For purposes of this Agreement, “Cause” and “Good Reason” shall have the meanings set forth in the Executive’s employment agreement, of if the Executive does not have an employment agreement in which these terms are defined, then Cause shall have the meaning set forth in the Plan and Good Reason shall have the meaning set forth below.

(iii) If the Restricted Share Unit Award is not assumed or substituted in connection with a Change in Control, immediately upon the occurrence of the Change in Control, all unvested Restricted Share Units shall become immediately vested. For purposes of this Section 4(c)(iii), the Restricted Share Unit Award shall be considered assumed or substituted if, following the Change in Control, the Restricted Share Unit Award is of comparable value and remains subject to the same terms and conditions that were applicable to the Restricted Share Unit Award immediately prior to the Change in Control except that the Restricted Share Unit Award instead confers the right to receive common stock of the acquiring entity or in the case of an amalgamation, the amalgamated company or its parent. If the Executive does not have an employment agreement in which Good Reason is defined, “Good Reason” means, in the absence of the Executive’s written consent, any of the following: (i) a material reduction by the Company in the Executive’s base salary or target bonus unless the base salary or target bonus of all senior executives is reduced by a similar percentage or amount as part of company-wide cost reductions; (ii) a material reduction in the aggregate level of employee benefits made available to the Executive when compared to the benefits made available to the Executive at any time during the Executive’s employment with the Company, unless the reduction is applicable to senior executives of the Company generally; (iii) a material diminution in the Executive’s duties or responsibilities (other than as a result of the Executive’s physical or mental incapacity which impairs his ability to materially perform his duties or responsibilities as confirmed by a doctor reasonably acceptable to the Executive or his representative and such diminution lasts only for so long as such doctor determines such incapacity impairs the Executive’s ability to materially perform his duties or responsibilities). A lateral job change that does not materially diminish the Executive’s duties or responsibilities and does not affect the Executive’s reporting relationship will not constitute Good Reason; or (iv) the Company requiring the Executive’s principal location of employment to be at any office or location more than 75 miles from the principal headquarters of the Company (other than any such change in location which is not materially adverse to the Executive, and other than to the extent agreed to or requested by the Executive) on the Date of Grant.

(d) Settlement of Restricted Share Units. Shares shall be delivered (provided, that such delivery is otherwise in accordance with federal and state securities laws) with respect to the Restricted Share Units, to the extent then vested, as soon as practicable following the vesting date, but in no event later than the 60th day following the vesting date.

(e) No Shareholder Rights. The Executive shall have no rights of a shareholder of the Company with respect to the Restricted Share Units, including, but not limited to, the rights to vote and receive ordinary dividends, until the settlement date of the Restricted Share Units. In the event that the Administrator approves an adjustment to the Restricted Share Unit Award pursuant to Section 5 of the Plan, then in such event, any and all new, substituted or additional securities to which Executive is entitled by reason of the Restricted Share Unit Award shall be immediately subject to the restrictions and the Vesting Period set forth in Sections 4(a) and (b) above with the same force and effect as the Restricted Share Unit Award subject to such restrictions immediately before such event.

5. Termination of Employment.

(a) General. If the Executive’s employment is terminated for any reason, other than death, Disability or after a Change in Control, the Restricted Share Unit Award shall, to the extent not then vested (after giving effect to the provisions of this Section 5), terminate upon such termination of employment.

(b) Death or Disability. Upon the Executive’s termination of employment due to the Executive’s death or Disability, (i) prior to the first anniversary of the Date of Grant, the entire Restricted Share Unit Award shall be forfeited; and (ii) after the first anniversary of the Date of Grant, the Restricted Share Unit Award shall become vested for a number of Shares equal to the number of Shares subject to the Restricted Share Unit Award multiplied by a fraction, the numerator of which equals the number of days elapsed from the grant date and the denominator of which equals 1,096, with a deemed Share Delivery Factor of 1.0 for the Performance Period, subject to the maximum of the total number of Shares subject to the Restricted Share Unit Award.

(c) Forfeiture. Notwithstanding anything herein to the contrary, if the Executive breaches any Restrictive Covenants applicable to the Executive (including, without limitation, the Restrictive Covenants set forth in Exhibit A hereto) at any time during the two year period following the Executive’s termination of employment for any reason then the Executive shall immediately repay to the Company the Fair Market Value of Shares acquired pursuant to the Restricted Share Unit Award on any vesting date within the three year period prior to termination. The Company reserves the right to reduce or waive any amounts payable to the Company pursuant to this provision, in its sole discretion.

6. Certain Covenants. The Executive hereby agrees and covenants to perform all of the obligations set forth in Exhibit A hereto (which is incorporated by reference hereby) and acknowledges that the Executive’s obligations set forth in Exhibit A constitute a material inducement for the Company’s grant of the Restricted Share Unit Award to the Executive.

7. No Right to Continued Employment. The granting of the Restricted Share Unit Award evidenced hereby and this Agreement shall impose no obligation on the Company or any Affiliate to continue the employment of the Executive and shall not lessen or affect the Company’s or any Affiliate’s right to terminate the employment of such Executive. The granting of the Restricted Share Unit Award does not form part of and should in no way be construed as a term or condition of employment. At all times, the Restricted Share Unit Award granted hereunder is discretionary and does not imply that additional Restricted Share Unit Awards will be awarded in the future.

8. Restricted Share Unit Award Not Wages. The value of any Restricted Share Unit Award granted to Executive does not constitute and will not be included as wages for the purposes of calculating any benefit or bonus provided by the Company or the Executive’s employing subsidiary.

9. Withholding. The Executive will be required to pay to the Company or any Affiliate and the Company shall have the right and is hereby authorized to withhold from any payment due or transfer made under the Restricted Share Unit Award or under the Plan or from any compensation or other amount owing to the Executive the amount (in cash, Shares, other securities or other property) of any applicable withholding taxes in respect of the Restricted Share Unit Award or any payment or transfer under or with respect to the Restricted Share Unit Award or the Plan and to take such other action as may be necessary in the opinion of the Administrator to satisfy all obligations for the payment of such withholding taxes.

10. Securities Laws. The issuance of any Shares hereunder shall be subject to the Executive making or entering into such written representations, warranties and agreements as the Administrator may reasonably request in order to comply with applicable securities laws and government regulations.

11. No Public Offering. The Restricted Share Units awarded under the Plan and this Agreement will not be publicly issued, placed, distributed or offered. The issuance of any Restricted Share Units hereunder does not constitute a public offering of securities.

12. Consent to Transfer of Data. By accepting the Restricted Share Unit Award, Executive consents to the transfer of personal data (including but not limited to the employee’s name, address, birth date and hire date) and to the processing of this personal data by the Company and the provider of the Freescale equity recordkeeping system.

13. Notices. Any notice necessary under this Agreement shall be addressed to the Company in care of its Secretary at the principal executive office of the Company and to the Executive at the address appearing in the personnel records of the Company for the Executive or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

14. Governing Law. This Agreement and all claims arising out of or based upon this Agreement or relating to the subject matter hereof shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

15. Consent to Jurisdiction. All actions arising out of or relating to this Agreement shall be heard and determined exclusively in any New York state or federal court sitting in the Borough of Manhattan in The City of New York. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan of The City of New York for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune of from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.

16. The Restricted Share Unit Award Subject to Plan. By entering into this Agreement, the Executive agrees and acknowledges that the Executive has received and read a copy of the Plan. The Restricted Share Unit Award is subject to the Plan, as may be amended from time to time, and the terms and provisions of the Plan are hereby incorporated herein by reference.

17. Acceptance. This Agreement must be accepted by electronic signature of the Executive in the Freescale equity recordkeeping system or the Executive will have no right to the Restricted Share Unit Award provided for in this Agreement. By accepting this Agreement the Executive consents to the electronic delivery through the Freescale equity recordkeeping system of all documents related to this Restricted Share Unit Award.

18. Clawback. The Restricted Share Unit Award shall be subject to the Company’s clawback policy, as it may be amended from time to time. The Company will amend its clawback policy, as needed, to the extent that the Securities and Exchange Commission adopts the final implementing rules regarding compensation clawbacks mandated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

Appendix A

Performance Goals

Relative TSR Percentile Rank	Share Delivery Factor
< 25%	0%
25%	0.25
50%	1.00
75%	1.50
> 75%	1.50

1) Definitions.

The following definitions shall be applicable to the Performance Goals and Agreement. Capitalized terms used but not otherwise defined herein shall have meanings ascribed to such terms in the Plan.

(a) “Relative Total Shareholder Return” or “Relative TSR” means the Company’s TSR compared to the Peer Companies TSR on a relative basis. The Company and the Peer Companies from highest to lowest according to their respective TSRs will determine Relative TSR. After this ranking, the percentile performance of the Company relative to the Peer Companies will be determined using the Percentrank formula in Microsoft Excel.

(b) “Total Shareholder Return” or “TSR” means for the Company and each of the Peer Companies, the company’s Total Shareholder Return, which will be calculated by dividing (i) the Closing Average Share Value by (ii) the Opening Average Share Value, and then subtracting one (1).

(c) “Closing Average Share Value” means for the Company and each of the Peer Companies, the average, over the days in the Closing Average Period, of the closing price of its common stock or common shares, multiplied by the Accumulated Shares for each day during the Closing Average Period.

(d) “Closing Average Period” means (i) in the absence of a Change in Control, the one month period ending on the last day of the Performance Period, or (ii) in the case of a Change in Control, the one month period ending five (5) days prior to Change in Control, or another date established at the discretion of the Committee.

(e) “Opening Average Share Value” means for each of the Peer Companies and the Company, the average, over the days in the Opening Average Period, of the closing price of its common stock or common shares, multiplied by the Accumulated Shares for each day during the Opening Average Period.

(f) “Opening Average Period” means the one month period ending prior to the first day of the Performance Period.

(g) “Accumulated Shares” means, for a given day, and for the Company or a given Peer Company, the sum of (i) one share of common stock of the applicable Company, plus (ii) a cumulative number of shares of common stock purchased with dividends declared on the common stock, assuming same day reinvestment of the dividends into shares of common stock at the closing price on the ex-dividend date, for ex-dividend dates during the Opening Average Period or for the period between December 31, 2012 and the last day of the Closing Averaging Period, as the case may be.

(h) “Peer Companies” means the companies established by the Committee for purposes of calculating TSR, to include Advanced Micro Devices, Inc., Altera Corporation, Analog Devices, Inc., Applied Materials, Inc., Atmel Corporation, Avago Technologies, Broadcom Corporation, Infineon Technologies, Linear Technology Corporation, LSI Corporation, Marvel Technology Group, Maxim Integrated Products, Inc., Microchip Technology, Inc., Micron Technology, Inc., NXP Semiconductors, NVIDIA Corporation, On Semiconductor, Sandisk Corporation, ST Microelectronics, Texas Instruments and Xilinx, Inc. Any peer company shares traded on a foreign exchange will be converted to US dollars. In the event of a merger, acquisition or business combination transaction of a Peer Company with or by another Peer Company, the surviving entity shall remain a Peer Company. In the event of a merger of a Peer Company with an entity that is not a Peer Company, or the acquisition or business combination transaction by or with a Peer Company, or with an entity that is not a Peer Company, in each case where the Peer Company is the surviving entity and remains publicly traded, the surviving entity shall remain a Peer Company. In the event of a merger or acquisition or business combination transaction of a Peer Company by or with an entity that is not a Peer Company, a “going private” transaction involving a Peer Company or the liquidation of a Peer Company, where the Peer Company is not the surviving entity or is otherwise no longer publicly traded, the company shall no longer be a Peer Company.

Exhibit A – Restrictive Covenants

(a) Confidential Information. The Executive recognizes and agrees that the Affiliated Group (defined below) has provided Confidential Information to the Executive and has an interest in protecting this information from disclosure. The Executive shall hold in a fiduciary capacity for the benefit of the Company and its Affiliates (collectively, the “Affiliated Group”), all secret or confidential information, knowledge or data relating to the Affiliated Group and its businesses (including, without limitation, any proprietary and not publicly available information concerning any processes, methods, trade secrets, research or secret data, costs, names of users or purchasers of their respective products or services, business methods, operating procedures or programs or methods of promotion and sale) that the Executive obtains during the Executive’s employment that is not public knowledge (other than as a result of the Executive’s violation of this Section (a)) (“Confidential Information”). The Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after the Executive’s employment, except with the prior written consent of the Company, or as otherwise required by law or legal process or as such disclosure or use may be required in the course of the Executive performing his duties and responsibilities with the Affiliated Group. Notwithstanding the foregoing provisions, if the Executive is required to disclose any such confidential or proprietary information pursuant to applicable law or a subpoena or court order, the Executive shall promptly notify the Company in writing of any such requirement prior to disclosure so that the Company or the appropriate member of the Affiliated Group may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions hereof. The Executive shall reasonably cooperate with the Company or the appropriate member of the Affiliated Group to obtain such a protective order or other remedy. If such order or other remedy is not obtained prior to the time the Executive is required to make the disclosure, or the Company waives compliance with the provisions hereof, the Executive shall disclose only that portion of the confidential or proprietary information which he is advised by counsel in writing (either his or the Company’s) that he is legally required to so disclose. Upon his termination of employment for any reason, the Executive shall promptly return to the Company all records, files, memoranda, correspondence, notebooks, notes, reports, customer lists, drawings, plans, documents, and other documents and the like relating to the business of the Affiliated Group or containing any trade secrets relating to the Affiliated Group or that the Executive uses, prepares or comes into contact with during the course of the Executive’s employment with the Affiliated Group, and all keys, credit cards and passes, and such materials shall remain the sole property of the Affiliated Group. The Executive agrees to execute any standard-form confidentiality agreements with the Company that the Company in the future generally enters into with similarly situated employees.

(b) Work Product and Inventions. The Affiliated Group and/or its nominees or assigns shall own all right, title and interest in and to any and all inventions, ideas, trade secrets, technology, devices, discoveries, improvements, processes, developments, designs, know how, show-how, data, computer programs, algorithms, formulae, works of authorship, works modifications, trademarks, trade names, documentation, techniques, designs, methods, trade secrets, technical specifications, technical data, concepts, expressions, patents, patent rights, copyrights, moral rights, and all other intellectual property rights or other developments whatsoever (collectively, “Developments”), whether or not patentable, reduced to practice or registerable under patent, copyright, trademark or other intellectual property law anywhere in the world, made, authored, discovered, reduced to practice, conceived, created, developed or otherwise obtained by the Executive (alone or jointly with others) during the Executive’s employment with the Affiliated Group, and arising from or relating to such employment or the business of the Affiliated Group (whether during business hours or otherwise, and whether on the premises of using the facilities or materials of the Affiliated Group or otherwise). The Executive shall promptly and fully disclose to the Affiliated Group and to no one else all Developments, and hereby assigns to the Affiliated Group without further compensation all right, title and interest the Executive has or may have in any Developments, and all patents, copyrights, or other intellectual property rights relating thereto, and agrees that the Executive has not acquired and shall not acquire any rights during the course of his employment with the Affiliated Group or thereafter with respect to any Developments.

(c) Company Goodwill. The Executive recognizes and acknowledges that the Affiliated Group has and continues to develop goodwill of substantial value through efforts of employees, including the Executive. This goodwill includes, but is not limited to, the identity and skill sets of its employees, its relationships with employees and customers, intangible value attributable to its products created by Executive and others, and the Affiliated Group’s brand and reputation within the industry. Executive shall take no action to damage the goodwill of the Affiliated Group (including disparaging the Affiliated Group or any of their respective directors, officers, executives, employees, agents or other representatives) or use it for personal benefit or the benefit of competitors of the Affiliated Group.

(d) Non-Recruitment of Affiliated Group Employees. The Executive acknowledges that employees are a significant part of the goodwill of the Affiliated Group, such as, without limitation, their relationships and contacts with customers and suppliers as well as the training and knowledge they receive from the Affiliated Group in the course of their employment. The Executive shall not, at any time during the Non-solicitation Restricted Period (as defined below), other than in the ordinary exercise of his duties while employed by the Affiliate Group, without the prior written consent of the Affiliated Group, directly or indirectly, solicit, recruit, or employ (whether as an employee, officer, agent, consultant or independent contractor) any person who is or was at any time during the previous 12 months, an employee, representative, officer or director of any member of the Affiliated Group. Further, during the Non-solicitation Restricted Period, the Executive shall not take any action that could reasonably be expected to have the effect of directly encouraging or inducing any person to cease their relationship with any member of the Affiliated Group for any reason. A general employment advertisement by an entity of which the Executive is a part will not constitute solicitation or recruitment. The “Non-solicitation Restricted Period” shall mean the period from the Date of Grant through the second anniversary of the Executive’s termination of employment.

(e) Non-Competition – Solicitation of Business. The Executive recognizes and agrees that the Affiliated Group has provided Confidential Information to Executive and has an interest in protecting this information from disclosure. Executive further understands that the goodwill of the Affiliated Group is an interest worthy of protection. For the protection of these and other interests, during the Non-competition Restricted Period (as defined below), the Executive shall not, either directly or indirectly, compete with the business of the Affiliated Group by (i) becoming an officer, agent, employee, partner or director of any other corporation, partnership or other entity, or otherwise render services to or assist or hold an interest (except as a less than 3-percent shareholder of a publicly traded corporation or as a less than 5-percent shareholder of a corporation that is not publicly traded) in any Competitive Business (as defined below), or (ii) soliciting, servicing, or accepting the business of (A) any active customer of any member of the Affiliated Group, or (B) any person or entity who is or was at any time during the previous twelve months a customer of any member of the Affiliated Group, provided that such business is competitive with any significant business of any member of the Affiliated Group. “Competitive Business” shall mean any person or entity (including any joint venture, partnership, firm, corporation, or limited liability company) that conducts a business that is competitive with any significant business of the Affiliated Group as of the date of termination (or any significant business that is being actively pursued as of the date of termination by the Affiliated Group). The Affiliated Group designs, manufactures, sells and licenses its products and technology worldwide. In addition, Competitive Businesses, as defined above, are not tied or limited to any specific geographic location. Accordingly, the scope of this Non-Competition provision is worldwide. The “Noncompetition Restricted Period” shall mean the period from the Date of Grant through the second anniversary of the date of termination of the Executive’s employment.

(f) Assistance. The Executive agrees that during and after his employment by the Affiliated Group, upon request by the Company, the Executive will assist the Affiliated Group in the defense of any claims, or potential claims that may be made or threatened to be made against any member of the Affiliated Group in any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (a “Proceeding”), and will assist the Affiliated Group in the prosecution of any claims that may be made by any member of the Affiliated Group in any Proceeding, to the extent that such claims may relate to the Executive’s employment or the period of the Executive’s employment by the Affiliated Group. The Executive agrees, unless precluded by law, to promptly inform the Company if the Executive is asked to participate (or otherwise become involved) in any Proceeding involving such claims or potential claims. The Executive also agrees, unless precluded by law, to promptly inform the Company if the Executive is asked to assist in any investigation (whether governmental or otherwise) of any member of the Affiliated Group (or their actions), regardless of whether a lawsuit has then been filed against any member of the Affiliated Group with respect to such investigation. The Company agrees to reimburse the Executive for all of the Executive’s reasonable out-of-pocket expenses associated with such assistance, including travel expenses and any attorneys’ fees and shall pay a reasonable per diem fee for the Executive’s service. In addition, the Executive agrees to provide such services as are reasonably requested by the Company to assist any successor to the Executive in the transition of duties and responsibilities to such successor. Any services or assistance contemplated in this Section (f) shall be at mutually agreed to and convenient times.

(g) Remedies. The Executive acknowledges and agrees that the terms of this Exhibit A: (i) are reasonable in geographic and temporal scope, (ii) are necessary to protect legitimate proprietary and business interests of the Affiliated Group in, inter alia, near permanent customer relationships and confidential information. The Executive further acknowledges and agrees that the Executive’s breach of the provisions of this Exhibit A will cause the Affiliated Group irreparable harm, which cannot be adequately compensated by money damages. The Executive consents and agrees that the forfeiture provisions contained in the Agreement are reasonable remedies in the event the Executive commits any such breach. If any of the provisions of this Exhibit A are determined to be wholly or partially unenforceable, the Executive hereby agrees that Exhibit A or any provision hereof may be reformed so that it is enforceable to the maximum extent permitted by law. If any of the provisions of this Exhibit A are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Affiliated Group’s right to enforce any such covenant in any other jurisdiction.